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                                   FORM 8-A/A

                                (Amendment No. 2)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          _____________________________


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          _____________________________


                                 FPL GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Florida                      1-8841                     59-2449419
(State of incorporation or         (Commission                (I.R.S. Employer
      organization)                File Number)              Identification No.)

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
                         (Address of principal executive
                          offices, including zip code)

                         _______________________________

     Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                  Name of each exchange on which
           to be so registered                 each class is to be so registered
           -------------------                 ---------------------------------
     Preferred Share Purchase Rights                New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

     Securities Act registration statements file numbers to which this form relates: ...............(if applicable).

     Securities to be registered pursuant to Section 12(g) of the Act: None


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.
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     FPL Group, Inc., a Florida corporation (the "Company"), and EquiServe Trust
Company, N.A., as successor to Fleet National Bank, a national banking association (formerly known as The First National Bank of Boston) (the "Rights Agent"), entered into the Second Amendment to Rights Agreement, dated as of December 26, 2002 (the "Second Amendment"), amending the Rights Agreement, dated as of July 1, 1996, between the Company and the Rights Agent, as amended by the Amendment to Rights Agreement, dated as of July 30, 2000 (the "First
Amendment"), between the Company and the Rights Agent (collectively, the "Rights Agreement"), in order to, among other things, amend the Rights Agreement to:

     (1) provide that Wellington Management Company, LLP ("WMC"), will not become an Acquiring Person (as defined in the Rights Agreement) as a result of WMC, together will all of its Affiliates and Associates (each as defined in the Rights Agreement) becoming the Beneficial Owner (as defined in the Rights Agreement) of 10% or more of the Common Shares (as defined in the Rights Agreement) of the Company then outstanding; provided, however, that if WMC, together with its Affiliates and Associates become the Beneficial Owner of more than 14% of the Common Shares of the Company then outstanding (regardless of whether such shares were acquired before or after the date of the Second Amendment) then WMC will be deemed an "Acquiring Person." The Second Amendment also provides that WMC will not have the benefit of this exception if:

          (A) WMC is the Beneficial Owner of Common Shares other than as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, with respect to Common Shares of the Company owned of record by investment management clients;

          (B) with respect to the Common Shares of the Company, WMC and each of its Affiliates and Associates do not satisfy both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; or

          (C) with respect to the Common Shares of the Company, WMC or any of its Affiliates or Associates report or is required to report such ownership on
Schedule 13D under the Securities Exchange Act of 1934, as amended;

     (2) delete the exception to the definition of Acquiring Person added by the First Amendment and relating to Entergy Corporation, WCB Holding Corp., Ranger Acquisition Corp., Ring Acquisition Corp. and their respective Affiliates or Associates; and

     (3) accommodate the issuance of Common Shares in book-entry form.

     The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is attached hereto as Exhibit 3 and is incorporated herein by reference, to the Rights Agreement, which was attached as Exhibit 4 to the Form 8-K filed by the Company on June 18, 1996 and is incorporated herein by reference, and to the First Amendment, which was attached as Exhibit 2 to the Form 8-A/A filed by the Company on August 1, 2000 and is incorporated herein by reference.


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Item 2. Exhibits.
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        Exhibit No.       Description
        -----------       -----------

        1. Form of Rights Agreement, dated as of July 1, 1996, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) (filed as
                          Exhibit 4 to Form 8-K dated June 17, 1996 (File No. 1-8841) and incorporated by reference herein ).

        2. Amendment to Rights Agreement, dated as of July 30, 2000, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed as Exhibit 2 to Form 8-A/A dated July 31, 2000 (File No. 1-8841) and incorporated by reference herein).

        3. Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed herewith).


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: January 3, 2003                   FPL GROUP, INC.


                                         By:  /s/ Dennis P. Coyle
                                            ------------------------------------
                                            Name:  Dennis P. Coyle
                                            Title: General Counsel and Secretary


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                                  EXHIBIT INDEX

         Exhibit No.       Description
         -----------       -----------

         3. Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed herewith).